Exhibit 5.1

August 28, 2020

BioSig Technologies, Inc.

54 Wilton Road, 2nd Floor

Westport, Connecticut 06880

Ladies and Gentlemen:

We are acting as counsel to BioSig Technologies, Inc., a Delaware corporation (the “Company”), in connection with the public offering of up to $45,000,000 in aggregate value of the Company’s common stock, par value $0.001 per share, all of which shares (the “Shares”) are to be offered and sold by the Company from time to time in accordance with the terms of an Open Market Sale AgreementSM, dated August 28, 2020, by and between the Company and Jefferies LLC, as sales agent (the “Sales Agreement”) and as described in the prospectus supplement dated August 28, 2020 (the “Prospectus Supplement”) and the accompanying prospectus dated March 29, 2019, as supplemented by the Prospectus Supplement dated August 28, 2020 (together with the Prospectus Supplement, the “Prospectus”) that form a part of the Company’s effective registration statement on Form S-3 (File No. 333-230448) (the “Registration Statement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of the opinions we express below, we have examined originals, or copies certified or otherwise identified, of (i) the amended and restated certificate of incorporation and the amended and restated bylaws, each as amended to date, of the Company (the “Company Charter Documents”); (ii) the Registration Statement and all exhibits thereto; (iii) the specimen Common Stock certificate of the Company; (iv) the form of Sales Agreement, and (v) such other corporate records of the Company as we have deemed necessary or appropriate for purposes of the opinions hereafter expressed.

As to questions of fact material to the opinions expressed below, we have, without independent verification of their accuracy, relied to the extent we deem reasonably appropriate upon the representations and warranties of the Company contained in such documents, records, certificates, instruments or representations furnished or made available to us by the Company.

In making the foregoing examination, we have assumed (i) the genuineness of all signatures, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to original documents of all documents submitted to us as certified or photostatic copies, (iv) that all agreement or instruments we have examined are the valid, binding and enforceable obligations of the parties thereto, and (v) that all factual information on which we have relied was accurate and complete.

We have also assumed that at the time of the sale of the Shares (i) the Company will continue to be incorporated and in existence and good standing in its jurisdiction of organization, (ii) all Shares will be issued and sold in accordance with the Sales Agreement; (iii) the resolutions of the Board of Directors or similar governing body, as reflected in the minutes and proceedings of the Company, will not have been modified or rescinded, (iv) there will be sufficient shares of Common Stock authorized under the Company Charter Documents and not otherwise reserved for issuance and (v) there will not have occurred any change in the laws affecting the authorization, execution, delivery, issuance, sale, ranking, validity or enforceability of the Shares.

Based on the foregoing, and subject to the limitations and qualifications set forth herein, we are of the opinion that following (i) issuance of the Shares pursuant to the terms of the Sales Agreement, and (ii) receipt by the Company of the consideration for the Shares specified in the Sales Agreement, the Shares will be validly issued, fully paid, and nonassessable.

The opinions expressed herein are limited to the Delaware General Corporation Law as in effect on the date hereof (the “Opined on Law”). We do not express any opinion with respect to any other laws, or the laws of any other

BioSig Technologies, Inc.

August 28, 2020

jurisdiction (including, without limitation, any laws of any other jurisdiction which might be referenced by the choice-of-law rules of the Opined on Law), other than the Opined on Law or as to the effect of any such other laws on the opinions herein stated.

This opinion letter has been prepared for use in connection with the filing by the Company of a Current Report on Form 8-K relating to the offer and sale of the Shares, which Form 8-K will be incorporated by reference into the Registration Statement and Prospectus, and speaks as to the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this letter.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm contained therein under the heading “Legal Matters.” In giving this consent, we do not hereby admit we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Haynes and Boone, LLP